EXHIBIT 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated January 11, 2002 accompanying the consolidated financial statements incorporated by reference in the Annual Report of Granite State Bankshares, Inc. and Subsidiary on Form 10-K for the year ended December 31, 2001. We hereby consent to the incorporation by reference of said report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts.”

/S/ GRANT THORNTON LLP

Boston, Massachusetts
December 19, 2002